Exhibit 99.1

Seritage Growth Properties Announces Second Quarter 2016 Dividend

New York, NY – May 4, 2016 – Seritage Growth Properties (NYSE: SRG), a national owner of 266 retail properties totaling over 42 million square feet of gross leasable area, announced today that its Board of Trustees has declared a cash dividend of $0.25 per Class A and Class C common share for the second quarter of 2016.  The dividend will be paid on July 14, 2016 to Class A and Class C shareholders of record on June 30, 2016.

About Seritage Growth Properties
Seritage Growth Properties is a publicly-traded, self-administered and self-managed retail REIT with 235 wholly-owned properties and 31 joint venture properties totaling over 42 million square feet across 49 states and Puerto Rico.  Pursuant to a master lease, 223 of the Company's wholly-owned properties are leased to Sears Holdings and are operated under either the Sears or Kmart brand.  The master lease provides the Company with the right to recapture certain space from Sears Holdings at each property for retenanting or redevelopment purposes.  At several properties, third party tenants under direct leases occupy a portion of leasable space alongside Sears and Kmart, and 12 properties are leased entirely to third parties.  The Company also owns 50% interests in 31 properties through joint venture investments with General Growth Properties, Simon Property Group and The Macerich Company.  A substantial majority of the space at the Company's JV properties is also leased to Sears Holdings under master lease agreements that provide for similar recapture rights as the master lease governing the Company's wholly-owned properties.

Contact
Seritage Growth Properties
646-277-1268
IR@Seritage.com